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INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Exhibit 99.1

ARCHSTONE SMITH OPERATING TRUST
9200 E. Panorama Circle, Suite 400
Englewood, Colorado 80112

September 11, 2007

Dear Class A-1 Common Unitholder,

        Last month, we mailed to you a prospectus/information statement dated as of August 8, 2007 describing the proposed merger of Archstone-Smith Operating Trust with a subsidiary of an entity jointly controlled by affiliates of Tishman Speyer Real Estate Venture VII, L.P. and Lehman Brothers Holdings Inc., pursuant to a merger agreement originally entered into on May 28, 2007, as amended by Amendment No. 1 thereto, dated as of August 5, 2007.

        As more fully described in the prospectus/information statement, in connection with the merger of Archstone-Smith Operating Trust, you, as a holder of Class A-1 common units, will be entitled to receive, in exchange for your Class A-1 common units, one newly issued Series O preferred unit per existing Class A-1 common unit of Archstone-Smith Operating Trust. Alternatively, at your election, you may elect to receive in exchange for your Class A-1 common units (a) $60.75 per unit in cash, without interest and less applicable withholding taxes, or (b) a combination of the cash consideration and Series O preferred units. The cash consideration of $60.75 per unit that you are being offered the opportunity to elect to receive is the same per common share consideration that the shareholders of Archstone-Smith Trust will receive in connection with its merger. The shareholders of Archstone-Smith Trust are not being offered the opportunity to elect to receive the Series O preferred units.

        The prospectus/information statement explained the proposed transactions and the election that you have the opportunity to make. Included in the prospectus/information statement was a preliminary description of the buyer parties' plans for Archstone-Smith Operating Trust following the completion of the merger. At the time we mailed to you the prospectus/information statement they were still developing these plans. Specifically, we described certain planned asset distributions that the buyer parties informed us that they intend to make immediately after the consummation of the Archstone-Smith Operating Trust merger and provided certain pro forma financial statements to reflect such planned transactions. We also indicated, however, that such planned asset distributions were subject to change. As a result of certain decisions since the date of the prospectus/information statement, we now have more updated information that we would like to share with you. Enclosed please find a supplement to the prospectus/information statement previously delivered to you. The supplement contains certain information that modifies and supplements the information contained in the prospectus/information statement. We encourage you to carefully read this supplement together with the prospectus/information statement we previously sent to you, including all the attachments and annexes, and the other documents that we have filed with the Securities and Exchange Commission that are incorporated by reference into this supplement and the prospectus/information statement, as they contain a description of the merger, the related transactions, the effect the merger will have on you as a unitholder, the election procedures and other important information for you to consider in connection with the election. This supplement does not change the alternatives that you are being offered pursuant to the election nor does it change the amount, type or terms of the consideration offered to you pursuant to the election.

        We would like to provide you additional time to review the information included in this supplement before you are required to make your election. Thus, we are extending the deadline for submitting your Election Form, for revoking or changing a previous properly completed and timely delivered election, and for submitting certificated Class A-1 common units (or an affidavit attesting to the loss of such) to 11:59 P.M., New York City Time, on September 18, 2007.

        If you have already made a valid election to receive cash consideration for all or some of your Class A-1 common units, and you do not wish to make any changes to such an election after reviewing this supplement, there is nothing that you need to do at this time. However, if you have made a valid election to receive cash consideration for all or some of your Class A-1 common units and, after reviewing this supplement, wish to change your election to receive the Series O preferred units for all of your Class A-1 common units, it is important that you submit either a valid Revocation of Election Form or a later dated Election Form indicating that you would like to receive the Series O preferred units.

        If you have made a valid election to receive the Series O preferred units for all of your Class A-1 common units or decided not to send in an election because you want to receive Series O preferred units for all of your Class A-1 common units and, after reviewing this supplement, wish to make an election to receive cash consideration for some or all of your Class A-1 common units, it is important that you submit a new later dated valid Election Form by the new deadline.

        For your convenience, we are enclosing a new Election Form that you may use to make your final election. We are also enclosing an updated Election Form Package for your reference. Alternatively, you may continue to use the other forms or instructions contained in the original Election Form Package that accompanied the prospectus/information statement that we sent you earlier. All references to the old election deadline in the Election Form and the other forms or instructions contained in the original Election Form Package will be deemed to refer to the new election deadline. If we have received more than one Election Form from you, we will use the most recently dated Election Form as your final election. In any event, we must receive your final election by the new election deadline, which is 11:59 P.M., New York City Time, on September 18, 2007.

        If you do not make, or fail to properly make, an election prior to the extended election deadline, you will automatically be entitled to receive one Series O preferred unit for each Class A-1 common unit that you own, and you will not receive any cash consideration. As a result, in order to receive any cash consideration for your Class A-1 common units, you must properly complete and return the Election Form and all necessary attachments, all of which are contained and described in the Election Form Package, to Mellon Investor Services, LLC, the election agent for the election, by no later than 11:59 P.M., New York City Time, on September 18, 2007.

        As a reminder, the buyer parties and Archstone-Smith Operating Trust intend to take the position that unitholders are not entitled to receive, and the buyer parties and Archstone-Smith Operating Trust do not intend to pay unitholders, any additional consideration with respect to any federal, state, local or other taxes payable by such unitholders in connection with their election to receive cash consideration.

        If you have any questions with regard to the above, please contact:

      Archstone-Smith Trust
      9200 E. Panorama Circle, Suite 400
      Engelwood, CO 80112
      Attention: David E Pendery
       Director - Corporate Communications/Investor Relations
      (t) 1-800-982-9293 (toll free)
      (t) 303-792-1009

      or

      Lindsey Russell
       Unitholder Administrator
      (t) 1-800-454-8216 (toll free)
      (t) 1-708-792-8113

        Thank you again for your cooperation and continued support.

Very truly yours,
R. Scot Sellers Chief Executive Officer Archstone-Smith Operating Trust

        As more fully described in the prospectus/information statement dated as of August 8, 2007 and mailed to all unitholders of Archstone-Smith Operating Trust on or about August 10, 2007, immediately after the completion of the merger of River Trust Acquisition (MD), LLC with and into Archstone-Smith Operating Trust (the "operating trust") and before the merger of Archstone-Smith Trust (the "company") the buyer parties intend to cause the operating trust to distribute to the company a portfolio of assets. Previously, we indicated in the prospec-tus/information statement that the value of such planned asset distribution was approximately $9.1 billion (based on the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2007). The buyer parties have now informed us that they presently intend to cause the operating trust to distribute a portfolio of assets valued at approximately $6.3 billion (based on the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2007).

        Such properties comprised 27% of the total pro forma assets as of June 30, 2007 (based on the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2007) and 47% of the actual units that we owned or had an ownership interest in at June 30, 2007, including units under construction. In addition, these properties ac-counted for approximately 40% of our pro forma revenues and approximately none of our pro forma loss from op-erations for the year ended December 31, 2006, and approximately 31% of our pro forma revenues and approxi-mately 8% of our pro forma loss from operations for the six months ended June 30, 2007 (based on the respective Pro Forma Condensed Consolidated Statement of Operations). The buyer parties may change their intentions with respect to such properties and cause other properties to be sold or distributed from time to time after the operating trust merger.

        In addition, as a result of more updated information, we hereby are supplementing the discussion of the tax consequences of a continued investment in Series O preferred units after the operating trust merger in the section captioned "Material United States Federal Income Tax Considerations-Treatment of Unitholders that Receive Se-ries O Preferred Units-Tax Consequences of Continued Investment in Series O Preferred Units after the Operating Trust Merger, Including Recognition of Gain Attributable to Sales of Assets to be Undertaken in Connection with the Operating Trust Merger" beginning on page 144 of the prospectus/information statement by replacing such dis-cussion with the following in its entirety. The update reflects the fact that the company merger may not result in a termination of the operating trust for federal income tax purposes.

          "Tax Consequences of Continued Investment in Series O Preferred Units after the Operating Trust Merger, Including Recognition of Gain Attributable to Sales of Assets to be Undertaken in Con-nection with the Operating Trust Merger

          The operating trust is, and after the operating trust merger, the operating trust will continue to be, organized as a Maryland real estate investment trust that is treated as a partnership for federal income tax purposes. An entity treated as a partnership generally is not subject to federal income tax at the entity level.

          As a holder of Series O preferred units, you will report on your federal income tax return your al-locable share of the operating trust's income, gains, losses, deductions and credits. As is currently the case, such items must be included on your federal income tax return without regard to whether the operating trust makes a distribution of cash to you. Accordingly, you may be required to pay taxes on your income result-ing from your investment in the operating trust for any taxable year without having any cash distributions from the operating trust with which to pay such taxes, and in such event, you will have to utilize other means with which to satisfy such tax liabilities. Distributions of money by the operating trust to you gener-ally will not be taxable unless the amount of the distribution exceeds your adjusted basis in your Series O preferred units.

          As a result of the transactions contemplated herein, the amount, timing and character of your al-locable share of the operating trust's income, gains, losses, deductions and credits may be

1

  different from, and potentially less favorable than, the manner in which the operating trust has allocated such items to you in the past. For example, as a result of the company merger (which will be treated as a taxable sale by the company of all of its assets, including its interest in the operating trust, to MergerCo), the operating trust may be deemed "terminated" for federal income tax purposes. Whether the company merger results in a termination of the operating trust will depend in part on the occurrence of certain transactions permitted pursuant to the merger agreement. Our current plans for closing the transaction are not intended to result in a termination of the operating trust for federal income tax purposes. In the event that the company merger does result in a termination of the operating trust for federal income tax purposes, the operating trust will be treated as a new partnership for federal income tax purposes and the following consequences will occur. Our taxable year will end, and the operating trust will have to depreciate the remaining tax basis in its as-sets over a new depreciation period. Generally, this means that the operating trust's tax depreciation deductions will be lower and the operating trust's taxable income will be higher than would have been the case otherwise because we will have to depreciate the remaining basis of our depreciable assets over a longer period than would apply in the absence of such tax termination. Other circumstances, including tax elec-tions made by the trustee, also could adversely impact the amount of taxable income and deductions alloc-able to you.

          As a holder of Series O preferred units, you generally will be allocated items of the operating trust's income and gain up to the amount of preferred return that has accrued with respect to your Series O preferred units, whether or not that preferred return is actually paid, plus any losses previously allocated to you. Moreover, you also may be allocated additional taxable income or gain as a result of Section 704(c) of the Code or other applicable tax rules. In this regard, you will be allocated, under Section 704(c) of the Code and related principles, your proportionate share of the operating trust's gain attributable to assets sold after the date of the operating trust merger, to the extent that gain would have been allocated to you if the assets of the operating trust were sold for fair market value at the time of the operating trust merger (your allocable share of the gain that would have been recognized if the assets of the operating trust were sold at the time of the mergers for their fair market value is treated as Section 704(c) gain and will be allocated to you if and when those assets are actually sold so long as you hold Series O preferred units at the time of such a sale). These income and gain allocations will include the income and gain attributable to asset sales undertaken by the operating trust at the direction of the buyer parties in connection with the mergers, if any. The amount of income and gain that you will be required to recognize as a result of any such asset sales will depend upon your particular circumstances, including when and how you obtained your Class A-1 common units and whether some of the properties that are to be sold are properties in which you contrib-uted an interest (or were treated as contributing an interest) to the operating trust. The amount of income and gain that you could be required to recognize as a Series O preferred unitholder as a result of any such asset sales, however, could be significant. You will have to report such income and gain for tax purposes even though you will not receive any additional cash distributions from the operating trust attributable to such income. To the extent, however, that gain is recognized with respect to properties that are covered by existing tax protection agreements with certain Class A-1 common unitholders, you will be entitled to in-demnification as and to the extent provided in such agreements.

2

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Archstone-Smith Operating Trust Pro Forma Condensed Consolidated Financial Statements (Unaudited)
Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2007 (Unaudited)
Notes to Pro Forma Condensed Consolidated Balance Sheet (Unaudited)
Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2007 (Unaudited)
Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2006 (Unaudited)
Notes to Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

ARCHSTONE-SMITH OPERATING TRUST

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

        The accompanying unaudited pro forma condensed consolidated financial statements set forth the historical financial information of Archstone-Smith Operating Trust ("Operating Trust") and River Trust Acquisition (MD), LLC ("Operating Trust MergerSub") as a consolidated entity, giving effect to the proposed Merger as if it had occurred on the dates indicated below and after giving effect to certain pro forma adjustments. The Merger will be accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations." The allocation of the purchase price reflected in the pro forma condensed consolidated balance sheet is preliminary and is subject to change. We can give no assurance that when the audit with respect to such allocation of purchase price is completed the financial information will not change or that any change will not be material. The Operating Trust MergerSub is considered the acquirer for accounting purposes. Under the terms of the Merger Agreement each Class A-1 Common Unit will be converted into the right to receive (a) one newly-issued Series O Preferred Unit, or (b), at the election of the holder, cash consideration of $60.75. The Class A-2 Common Units, which are all held by Archstone-Smith Trust, shall remain outstanding. A cash distribution will be made to Archstone-Smith Trust to facilitate cancellation and retirement of its Common Shares. We have assumed that the Parent has elected to replace each Series I Preferred Unit with a substantially identical Series I Preferred Unit. Under the terms of the Merger Agreement, outstanding Equity Awards to employees will become fully vested and cash will be paid to the extent that the awards are "in the money" based on a $60.75 share price.

        In addition to the proposed Merger, the accompanying unaudited pro forma condensed consolidated financial statements also present the pro forma impact of certain planned asset distributions that the buyer parties have informed us they intend to consummate immediately after the effective time of the Merger. The intention of the buyer parties is subject to change with respect to such asset distributions and other assets may be sold or distributed from time to time.

        The accompanying unaudited pro forma condensed consolidated balance sheet is presented as if the Merger and the related transactions described above had occurred on June 30, 2007. The accompanying unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2007 and year ended December 31, 2006 are presented as if the Merger and the related transactions described above had been consummated on January 1, 2006. It is unknown how many Class A-1 Common Units will be converted into Series O Preferred Units. In these pro forma financial statements we have assumed 70% of Class A-1 Common Units will be converted into Series O Preferred Units. In the opinion of management, all material adjustments necessary to reflect the effects of these transactions and related assumptions have been made.

        The pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of the Operating Trust, as set forth in the quarterly report on Form 10-Q for the six months ended June 30, 2007 and the 2006 annual report on Form 10-K. The pro forma unaudited condensed consolidated financial statements are presented for informational purposes only and are not necessarily indicative of what the actual consolidated financial position or results of operations of the Operating Trust would have been for the periods presented, nor do they purport to represent the forecasted results of future periods.

Pro Forma Condensed Consolidated Balance Sheet, As of June 30, 2007 (Unaudited)

In thousands, except unit data

	Operating Trust (Historical)(a)	Pro Forma Adjustments		Operating Trust before Planned Asset Distributions (Pro Forma)	Pro forma Adjustments- Planned Asset Distributions(m)	Operating Trust (Pro Forma)
	(Unaudited)
Assets
Real Estate	$11,996,862	$7,829,021	(b)	$19,825,883	$(5,360,266)	$14,465,617
Real Estate—held for sale	933,485	337,855	(b)	1,271,340		1,271,340
Accumulated depreciation	(1,013,528)	1,013,528	(b)	0	0	0

	11,916,819	9,180,404		21,097,223	(5,360,266)	15,736,957
Investments in and advances to unconsolidated entities	491,810	380,074	(b)	871,884	(550,475)	321,409

Net investments	12,408,629	9,560,478		21,969,107	(5,910,741)	16,058,366
Cash and cash equivalents	12,975	20,571,292 (5,360,346 (200,972 (399,000 (417,000 (13,585,098 (86,839 (487,537 (34,500	(c) )(d) )(e) )(f) )(g) )(i) )(j) )(k) )(l)	12,975	0	12,975
Restricted cash in tax-deferred exchange and bond escrow	158,905			158,905	(18,931)	139,974
Other assets	445,533	399,000 (29,551	(f) )(e)	814,982	(339,094)	475,888

Total assets	$13,026,042	$9,929,927		$22,955,969	$(6,268,766)	$16,687,203

Liabilities and Unitholders' Equity
Liabilities
New credit facilities	$—	$15,471,292	(c)	$15,471,292	(3,230,784)	$12,240,508
Unsecured credit facilities	744,257	(744,257	)(d)	—		—
Unsecured loans—International	—			—		—
Long Term Unsecured Debt	3,301,972	(3,312,220 10,248	)(d) (d)	—		—
Mortgages payable	2,054,510	(1,303,869	)(d)	750,641	(371,179)	379,462
Mortgages payable—held for sale	59,245			59,245		59,245
Accounts payable	52,329			52,329	(13,416)	38,913
Accrued interest	62,696			62,696	(16,073)	46,623
Accrued expenses and other liabilities	267,688			267,688	(77,184)	190,504

Total liabilities	6,542,697	10,121,194		16,663,891	(3,708,636)	12,955,255

Other common unitholders' interest, at redemption value (A-1 Common Units: 26,750,612 historical and 16,902 pro forma related to remaining M & N Units)	1,581,229	(1,625,123 44,921	)(k) (b)	1,027		1,027
Series O Preferred Units	—	1,137,586	(k)	1,137,586		1,137,586

Unitholders' Equity
Perpetual Preferred Units	50,000	—	(h)	50,000		50,000
New Common Units	—	5,100,000	(c)	5,100,000	(2,560,130)	2,539,870
Common unitholders' equity (A-2 Common Units: 223,622,559 historical and pro forma)	4,848,651	(230,523 380,074 (10,248 (417,000 (13,585,098 (86,839 (34,500 9,135,483	)(e) (b) )(d) )(g) )(i) )(j) )(l) (b)	—		—
Accumulated other comprehensive income	3,465			3,465		3,465

Total unitholders' equity	4,902,116	251,349		5,153,465	(2,560,130)	2,593,335

Total liabilities and unitholders' equity	$13,026,042	$9,929,927		$22,955,969	$(6,268,766)	$16,687,203

See accompanying notes to the pro forma condensed consolidated balance sheet

OPERATING TRUST

NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

June 30, 2007

(a)
For the Operating Trust, reflects the condensed historical balance sheet as of June 30, 2007. The Operating Trust MergerSub did not exist at June 30, 2007 and therefore has no historical financial statements.

(b)
Reflects the assumed increase in real estate and joint ventures based upon the purchase consideration paid relative to the historical carrying value. The amount is computed based upon the calculated fair value of common and preferred equity as compared to historical equity, including consideration of transaction costs. Amount is subject to refinement upon final purchase price allocation.

(c)
Reflects the estimated debt needed to fund the cash needs described in these pro forma footnotes and assumed proceeds from committed New Common Units issued in connection with the merger (in thousands).

New credit facilities	$15,471,292
Committed common equity	5,100,000

$20,571,292

(d)
Reflects the anticipated repayment of approximately $5.4 billion in debt as detailed below (in thousands). These estimates are based on the current plans of the management of Operating Trust MergerSub.

Unsecured credit facilities	$744,257
Long Term Unsecured Debt	3,312,220
Mortgages payable	1,303,869

Debt repayment, net of discount	5,360,346
Discount on Long Term Unsecured Debt	10,248

Gross debt repayment	$5,370,594

(e)
Reflects assumed prepayment penalties paid and unamortized deferred loan costs written off in connection with the early repayment of existing debt (in thousands).

Prepayment penalties paid	$200,972
Unamortized loan costs written off	29,551

$230,523

(f)
Costs associated with the assumed financing (see footnote (c)) in the amount of $399 million.

(g)
Reflects the capitalization of the $417 million in estimated direct and incremental transaction costs incurred by the acquirer.

(h)
The Parent may elect to redeem or replace each Series I Preferred Unit with a substantially identical Series I Preferred Unit. It is assumed that all outstanding Series I Preferred Units will be replaced and therefore no adjustment is reflected.

(i)
Assumed cash distribution to Archstone-Smith Trust to facilitate cancellation and retirement of its Common Shares as calculated below.

Purchase price per share	$60.75
Class A-2 Common Units Outstanding at 6/30/2007 (in thousands)	223,623

Cash (in thousands)	$13,585,098

(j)
Assumed cash payment for redemption of previously unvested options, RSU's, DEU's, Performance Units and SARS to the extent not included in (i) above. Units and cash payments in thousands.

Type of Award	Units	Price	Cash
Options and SARS ($60.75-$35.58 average strike price = $25.17)	1,874	$25.17	$47,169
RSU's, DEU's and Performance Units	653	60.75	39,670

			$86,839

(k)
Assumed replacement of outstanding Class A-1 Common Units with Series O Preferred Units as calculated below. The actual number of unitholders which will elect to receive Series O Preferred Units will not be known until shortly before the consummation of the Operating Trust Merger.

Purchase price per share	$60.75
Common Units Outstanding at 6/30/2007 (in thousands)	26,751
Assumed percentage that will elect Series O	70%

Series O Preferred Units (in thousands)	$1,137,586

Remaining 30% assumed to elect cash	$487,537

(l)
Represents assumed merger costs incurred by the Operating Trust as detailed below:

Morgan Stanley advisory fees	$24,000
Morgan Stanley fairness opinion	1,000
Legal, accounting and other	9,500

$34,500

(m)
Reflects the anticipated distribution of certain properties to Archstone-Smith Trust. The pro forma adjustments related to real estate, investments in and advances to unconsolidated entities, restricted cash, mortgages payable and accounts payable are based on property-specific amounts. Adjustments for other assets, accrued interest and accrued expenses and other liabilities were based on property-specific amounts (where applicable) or were based on the relative amount of assets being distributed versus remaining in the Operating Trust. The pro forma adjustment is preliminary and subject to change. It is anticipated that additional assets may be transferred over time into Parent-owned entities subject to applicable debt covenants, including the 85% total debt (which includes for this purpose the total liquidation preference of the Series O preferred units and any other parity preferred units) to total assets ratio specificed under the terms of the Series O Preferred Units. The specific assets and financial impact of any such future transfers are not known at this time.

(n)
As required, certain nonrecurring charges or credits were included in the pro forma adjustments on the Pro Forma Condensed Consolidated Balance Sheet but not included on the Pro Forma Condensed Consolidated Statements of Operations, including:

  Assumed prepayment penalties paid and unamortized deferred loan costs written off. See (e).

  Assumed cash payment related to accelerated vesting of long term incentive plan awards. See (j).

  Assumed merger costs incurred by Operating Trust. See (l).

Pro Forma Condensed Consolidated Statement of Operations (Unaudited)

For the Six Months Ended June 30, 2007

In thousands, except unit data

	Operating Trust (Historical)(a)	Pro Forma Adjustments		Operating Trust before Planned Asset Distributions (Pro Forma)	Pro forma Adjustments- Planned Asset Dispositions(j)	Operating Trust (Pro Forma)
Revenues:
Rental revenues	$545,149			$545,149	$(167,063)	$378,086
Other income	29,163			29,163	(11,038)	18,125

	574,312	—		574,312	(178,101)	396,211

Expenses:
Rental expenses	130,802			130,802	(46,971)	83,831
Real estate taxes	52,230	18,507	(b)	70,737	(18,031)	52,706
Depreciation on real estate investments	137,303	58,718	(c)	196,021	(48,706)	147,315
Interest expense, net	138,135	377,567	(d)	515,702	(76,368)	439,334
General and administrative	39,131		(e) (f)	39,131 —	(14,665)	24,466 —
Other expense	7,538			7,538	(2,929)	4,609

	505,139	454,792		959,931	(207,670)	752,261

Earnings (loss) from operations	69,173	(454,792)		(385,619)	29,569	(356,050)
Income from unconsolidated entities	1,002	—		1,002	(1,002)	—
Other non-operating income	1,942	—		1,942		1,942

Earnings (loss) before discontinued operations	72,117	(454,792)		(382,675)	28,567	(354,108)
Preferred Unit distributions	(1,916)	(34,127	)(g)	(36,043)		(36,043)

Net earnings (loss) before discontinued operations attributable to Common Units—Basic	70,201	(488,919)		(418,718)	28,567	(390,151)
Interest on Convertible Debt	13,590	(13,590	)(i)	—		—

Net earnings (loss) before discontinued operations attributable to Common Units—Diluted	$83,791	$(502,509)		$(418,718)	28,567	$(390,151)

Weighted average Common Units outstanding:
Basic	250,239	(27,993	)(i)	222,246		222,246

Diluted	260,049	(37,803	)(i)	222,246		222,246

Net earnings (loss) before discontinued operations per Common Unit:
Basic	$0.28					$(1.76)
Diluted	$0.28					$(1.76)
Distributions paid per Common Unit(h)	$0.9050					$—

See accompanying notes to the pro forma condensed consolidated statements of operations

Pro Forma Condensed Consolidated Statement of Operations (Unaudited)

For the Year Ended December 31, 2006

In thousands, except unit data

	Operating Trust (Historical)(a)	Pro Forma Adjustments		Operating Trust before Planned Asset Distributions (Pro Forma)	Pro forma Adjustments- Planned Asset Distributions(j)	Operating Trust (Pro Forma)
Revenues:
Rental revenues	$1,056,176			$1,056,176	$(395,916)	$660,260
Other income	77,410			77,410	(57,288)	20,122

	$1,133,586	$—		$1,133,586	$(453,204)	680,382

Expenses:
Rental expenses	248,837			248,837	(96,647)	150,190
Real estate taxes	94,505	37,014	(b)	131,519	(46,066)	85,453
Depreciation on real estate investments	261,438	117,435	(c)	378,873	(111,073)	267,800
Interest expense, net	245,895	746,196	(d)	992,091	(122,297)	869,794
General and administrative	68,188		(e) (f)	68,188	(29,177)	39,011 —
Other expenses	13,715			13,715	(10,675)	3,040

	932,578	900,645		1,833,223	(417,935)	1,415,288

Earnings (loss) from operations	201,008	(900,645)		(699,637)	(35,269)	(734,906)
Income from unconsolidated entities	36,316			36,316	(36,316)	—
Other non-operating income	2,338			2,338		2,338

Earnings (loss) before discontinued operations	239,662	(900,645)		(660,983)	(71,585)	(732,568)
Preferred Unit Distributions	(3,829)	(68,255	)(g)	(72,084)		(72,084)

Net earnings (loss) before discontinued operations attributable to Common Units—Basic	235,833	(968,900)		(733,067)	(71,585)	(804,652)
Interest on Convertible Debt	11,139	(11,139	)(i)	—		—

Net earnings (loss) before discontinued operations attributable to Common Units—Diluted	246,972	(980,039)		$(733,067)	(71,585)	$(804,652)

Weighted average Common Units outstanding:
Basic	248,314	(32,155	)(i)	216,159		216,159

Diluted	253,308	(37,149	)(i)	216,159		216,159

Net earnings (loss) before discontinued operations per Common Unit:
Basic	$0.95					$(3.72)
Diluted	$0.95					$(3.72)
Distributions paid per Common Unit(h)	$1.74					$—

See accompanying notes to the pro forma condensed consolidated statements of operations

OPERATING TRUST

NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

For the Six Months Ended June 30, 2007 and Year Ended December 31, 2006

(a)
For the Operating Trust, reflects the condensed historical statements of earnings (excluding discontinued operations) for the six months ended June 30, 2007 and the year ended December 31, 2006. The Operating Trust MergerSub did not exist at June 30, 2007 and therefore has no historical financial statements.

(b)
The estimated quantifiable increase in real estate taxes is expected to be approximately $19 million for six months or $37 million annually as a result of the transaction.

(c)
Reflects estimated pro forma depreciation expense resulting from the transaction, based on the estimated stepped-up depreciable basis of the assets. The land/building split is based on our good faith estimate of the relative values of these two components. Amounts are calculated below in thousands.

Calculated increase in asset value (excluding real estate held for sale)	$7,829,021
Category	%	Asset Value	Life (years)	Six Months Ended June 30, 2007	Year Ended December 31, 2006
Land	40%	$3,131,608	0	0	0
Building and related land improvements	60%	4,697,413	40	58,718	117,435

Total		$7,829,021		$58,718	$117,435

(d)
Reflects the assumed increase in interest expense due to the new debt financing and also considers the assumed repayment of certain debt instruments. The interest rate related to new variable rate debt was computed based on LIBOR for the historical period presented plus the spread specified in the acquiror's financing commitment and considering debt issuance costs. The amount of interest capitalized during the construction period as part of the cost of the apartment communities under development is assumed to increase as a result of the higher effective interest rate.

  The new debt financing may be replaced with alternative financing, the terms of which are not presently known and the effects of which are not considered herein.

		Effective Interest Rate		Expense
	Total Debt	Six Months Ended June 30, 2007	Year Ended December 31, 2006	Six Months Ended June 30, 2007	Year Ended December 31, 2006
Interest related to additional debt	$15,471,292	6.93%	6.86%	$536,080	$1,061,331
Assumed increase in capitalized interest due to higher effective interest rate				(5,475)	(12,811)
Less interest related to loans that are paid off	$5,360,346	5.71%	5.64%	(153,038)	(302,324)

				$377,567	$746,196

  For every 1/8% change in LIBOR, interest expense on the new debt would change by $9.7 million for the six months ended June 30, 2007 and $19.3 million for the twelve months ended December 31, 2006.

(e)
In our historical financial statements we have recognized stock compensation expense and capitalized a portion of the compensation expense related to development and other qualifying investment activities. Although our stock based awards will become fully vested and redeemed as a result of change in control provisions, we have not included a reduction of compensation expense as we believe our long term incentive plan will be replaced with another similar means of compensating officers and employees.

(f)
Our Chief Executive Officer has agreed to enter into a new employment contract that will supersede his existing employment arrangement with the Operating Trust. For this purpose, we have assumed that amounts related to the new employment arrangement approximate the expense recorded in historical financial statements and therefore no adjustment is reflected.

(g)
Reflects the assumed distributions on Series O Preferred Units (dollars in thousands) at the stated distribution rate of 6% per annum (determined without regard to the cumulative amount of income allocated to the holders of Series O Preferred Units). To the extent there is insufficient cash to fund any distribution or to the extent the cumulative income allocable to holders of our Series O Preferred Units is less than the distributions accruing at the stated rate, the excess amount will be accrued as a contingent cash obligation for accounting purposes. The full accrued amount will be payable only if and to the extent of the cumulative income allocated to holders of our Series O Preferred Units in future periods. We do not anticipate that distributions on our Series O Preferred Units initially will be paid in cash, because there will not be income from operations to be allocated to the holders of the Series O Preferred Units. The actual number of unitholders which will elect to receive Series O Preferred Units in exchange for outstanding Class A-1 Common Units will not be known until shortly before the consummation of the Merger.

		Six Months Ended June 30, 2007	Year Ended December 31, 2006
Series O Preferred Units	1,137,586
Coupon Rate (per annum)	6%
Preferred Dividend		$34,127	$68,255
(h)
As a result of the transaction described, it is assumed that quarterly distributions on Common Units recorded in our historical results would not have been paid.

(i)
Represents assumed adjustment to basic and diluted weighted average Common Units outstanding for (i) Class A-1 Common Units since they will be redeemed or converted to a new Series O Preferred Unit which will not be a common stock equivalent, (ii) convertible debt (due to assumed payoff) and (iii) options that will be settled for cash. Note that only the conversion of the Class A-1 Common Units affects the basic weighted average units outstanding.

	Six Months Ended June 30, 2007	Year Ended December 31, 2006
Conversion of Class A-1 Common Units	27,993	32,155
Convertible debt	9,039	4,210
Options	771	784

Adjustment to diluted weighted average units outstanding	37,803	37,149

  Due to the assumed payoff of convertible debt, interest expense on such debt for the six months ended June 30, 2007 and for the year ended December 31, 2006 has been eliminated. See (d).

(j)
Reflects the income statement impact of the anticipated distribution of certain properties to Archstone-Smith Trust. The pro forma adjustment is preliminary and subject to change. It is anticipated that additional assets may be transferred over time into Parent-owned entities subject to applicable debt covenants, including the 85% total debt (which includes for this purpose the total liquidation preference of the Series O preferred units and any other parity preferred units) to total assets ratio specificed under the terms of the Series O Preferred Units. The specific assets and the financial impact of any such future transfers are not known at this time.

  The pro forma adjustments related to rental revenues, other income, rental expenses and other expenses are property-specific and were therefore computed based on the corresponding amounts in the Operating Trust's historical results. All of our operating joint ventures are assumed to be distributed to Archstone-Smith Trust and therefore a pro forma adjustment to remove the historical income from unconsolidated entities has been reflected. The adjustments related to real estate taxes, depreciation and interest were computed based on amounts in our historical results plus a pro rata portion of the pro forma adjustments. Our development pipeline will be included in the distribution and therefore an adjustment has been made to remove the corresponding interest and related capitalized interest from the Operating Trust expenses.

  An adjustment was made to remove a proportional amount of general and administrative expenses from the Operating Trust based on the relative amount of net operating income (rental revenues less rental expenses and real estate taxes) pertaining to assets, including assets in managed joint ventures, being distributed as compared to those retained in the Operating Trust. It is assumed that all employees will remain in the Operating Trust and a management fee will be charged to the Parent-owned entities. The proportional reduction in general and administrative expenses described above is our good faith estimate of the effect of the management fee, excluding any profit margin. In addition, we currently anticipate that an asset management fee will be paid on an annual basis by another Parent-owned entity to Parent. This fee has therefore not been reflected in these pro forma financial statements.

(k)
Following is a calculation of the ratio of earnings to fixed charges and preferred distributions which excludes earnings and interest included in discontinued operations. Note that pro forma interest expense has been reflected as if the debt were outstanding during the entire period whereas earnings (loss) from operations reflects less than a full year or six month's worth of earnings for communities which were acquired or developed during the period.

	Six Months Ended June 30, 2007		Year Ended December 31, 2006
	Historical	Pro Forma	Historical	Pro Forma
Earnings (Loss) from operations	$69,173	$(356,050)	$201,008	$(734,906)
Add: Interest expense	138,135	439,334	245,895	869,794

Earnings as adjusted	$207,308	$83,284	$446,903	$134,888
Fixed charges:
Interest expense	$138,135	$439,334	$245,895	$869,794
Capitalized interest	25,372	0	51,808	0

Total fixed charges	163,507	439,334	297,703	869,794
Preferred Unit distributions	1,916	36,044	3,829	72,084

Combined fixed charges and Preferred Unit distributions	$165,423	$475,378	$301,532	$941,878
Ratio of earnings to fixed charges and preferred distributions	1.3	0.2	1.5	0.1

  Following is a calculation of total debt and preferred units to total assets as of June 30, 2007:

	Historical	Pro Forma
Total Debt	$6,159,984	$12,679,215
Preferred Units	50,000	1,188,613

Total Debt and Preferred Units	6,209,984	13,867,828
Total Assets	$13,026,042	$16,687,203
Total Debt and Preferred Units to Total Assets	0.5	0.8

  Under the terms of the Merger Agreement each Class A-1 Common Unit will be converted into the right to receive (a) one newly-issued Series O Preferred Unit, or (b) at the election of the holder, cash consideration of $60.75. It is unknown how many Class A-1 Common Units will be converted to Series O Preferred Units. In these pro forma financial statements we have assumed 70% of Class A-1 Common Units will be converted to Series O Preferred Units. We have computed these ratios under different scenarios and concluded that both ratios would be unchanged.